                                                                    EXHIBIT 10.3


                                  July 22, 2003


Ms. Nancy Evans
321 West 77th Street
New York, N.Y. 10024

Dear Nancy:

         This is to confirm that your employment with iVillage Inc. (the "Company") has terminated and that you have resigned from the Company's Board of Directors, each effective as of July 15, 2003 (the "Separation Date").

         1. Consideration. In consideration of the terms of this letter, the Company shall provide you with the following separation benefits:

            (a) Severance Payment. You will receive severance in the gross amount of $325,000.00, which reflects twelve (12) months of base salary, payable in twenty-four (24) equal semi-monthly installments of $13,541.66 in accordance with the Company's standard payroll practices, subject to appropriate tax and other withholdings. The period of time within which you will be receiving severance pay will be known as "the Severance Period";

            (b) Potential 2003 Bonus Payment. In the event that any employee at or above the level of senior vice president of the Company receives a bonus during 2004 for services rendered during the Company's 2003 fiscal year, you will receive a pro-rated portion of your annual target bonus payment of $130,000 reflecting the portion of the year that you were employed by the Company (i.e. 54%) and the percentage of the bonus target received by an officer of the Company at or above the level of senior vice president who received the highest percentage of his annual bonus target. By way of example, if the officer receiving the highest percentage of his annual bonus target is paid a bonus in 2004 for services rendered in fiscal year 2003 of fifty percent (50%) of his target bonus of $100,000 (i.e. $50,000) you would receive a bonus payment reflecting fifty percent (50%) of fifty-four percent (54%) of your annual target bonus of $130,000 (i.e. $35,100). The payment of a signing bonus and/or sales commission to any Company employee shall not entitle you to a bonus payment pursuant to this provision provided that the form of payment was not designed solely to avoid the payment of a bonus to you hereunder;

            (c) Medical and Dental Coverage. Your current health care benefits under the iVillage Group Plan will end July 15, 2003. However, under COBRA, if you are currently enrolled for medical and/or dental benefits under the iVillage Group Plan, you are eligible to continue your medical and/or dental coverage for up to 18 months. If you elect COBRA, the Company will continue to contribute the amount towards the premium for health coverage that it pays for active employees during the Severance Period. You will continue to be responsible for paying the portion of the premium that active employees must contribute towards health coverage. COBRA premium co-payments are your responsibility and must be paid directly to our third party COBRA Administrator. You will receive additional information from iVillage's third party administrator, COBRA Compliance Systems, Inc. (1-800-594-6957) regarding your rights to continue benefits coverage under COBRA and the costs of such coverage within 30 days from July 15, 2003;

            (d) Stock Options. Your options to purchase the Company's common stock shall continue to vest according to their terms during the Severance Period after which time all your unvested stock options shall expire and terminate. Notwithstanding any conflicting terms in the Company's stock option plans under which such stock options were granted and subject to applicable law, the exercise period with respect to the remaining vested options to be held by you thereafter shall expire and terminate on the one (1) year anniversary of termination of the Severance Period. Notwithstanding anything to the contrary contained in this letter agreement, Section 3 of that certain letter agreement between the Company and you executed by you on March 7, 2003 (the "March 2003 Agreement") shall continue in full force and effect during the Severance Period. You shall be solely responsible, and the Company shall bear no liability, for your failure to timely exercise your Company stock options; and

            (e) Legal Fees. The Company shall reimburse you for your reasonable legal fees associated with the negotiation and execution of this letter agreement, up to $10,000, upon presentation of a statement for services rendered reasonably satisfactory to the Company.

         2. Other Effects of Termination. Except as otherwise provided in this letter, effective as of the Separation Date, you shall be treated like any other employee whose employment has terminated. As such, your participation in each and every other Company benefit plan, policy, program or practice shall terminate on the Separation Date in accordance with the terms of such plan, policy, program or practice.

         3. Return of Company Property. By signing below, you represent that you will return to the Company all Company property including, without limitation, laptop computers, cellular telephones, credit cards, identification badges, parking tags and keys to any Company facilities, and any reports, files, advertiser and customer lists, memoranda, records and software, computer access codes or disks, instructional manuals, and any other physical or personal property that you received in connection with your employment with the Company that you have in your possession, and that you have not retained any copies, duplicates, reproductions or excerpts thereof.

         4. Release and Other Promises. The intent of this section is to secure your promise not to sue the Company, or anyone connected with it for any harm you may claim to have suffered in connection with your employment or the termination of your employment, in return for the benefits described in this letter. Accordingly, in exchange for the payments, benefits and promises described above ("Consideration"), you hereby agree as follows:

         (a) Release. Except as otherwise provided in this Section 4(a), you hereby release the Company and all of its past, present and/or future related entities, divisions, affiliates, subsidiaries, officers, directors, stockholders, trustees, employees, agents, representatives, administrators, attorneys, insurers, fiduciaries, predecessors, successors and assigns, in their individual and/or representative capacities (hereinafter collectively referred to as the "Released Parties"), from any and all causes of action, suits, agreements, promises, damages, disputes, controversies, contentions, differences, judgments, claims and demands of any kind whatsoever ("Claims") which you or your heirs, executors, administrators, successors and assigns ever had, now have or may have against the Released Parties, whether known or unknown to you, and whether asserted or unasserted, (i) by reason of your employment and/or cessation of employment with the Company or (ii) otherwise involving facts which occurred on or prior to the date that you sign this Agreement.

         Such released Claims include, without limitation, any and all Claims under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1871, the Civil Rights Act of 1991, the Fair Labor Standards Act, the Family and Medical Leave Act of 1993, the Americans With Disabilities Act, the Employee Retirement Income Security Act of 1974 (including, without limitation, any claim for severance pay), the New York State Human Rights Law, the New York City Human Rights Law, the Sarbanes-Oxley Act, and any and all other federal, state or local laws, statutes, rules and regulations pertaining to employment (each as amended); any and all Claims under state contract or tort law; any and all Claims based on the design or administration of any Company employee benefit plan or program or arising under any Company policy, procedure, or employee benefit plan; any and all Claims for wages, commissions, bonuses, continued employment with the Company in any position, and compensatory, punitive or liquidated damages; and any and all Claims for attorneys' fees and costs. Notwithstanding the foregoing, nothing contained herein shall interfere with or waive your right to enforce this Agreement in a court of competent jurisdiction;

         (b) No Lawsuits. If you commence, continue, join in, or in any other manner attempt to assert any Claim released herein against the Released Parties (exclusive of Claims described in Section 4(c) below), or otherwise breach the promises made in this letter, you shall reimburse the Released Parties for all attorneys' fees incurred by the Released Parties in defending against such a Claim and the Company shall have a right to the return of all Consideration paid to you pursuant to this letter (exclusive of the Consideration paid pursuant to Section 4(c) below), together with interest thereon, and to cease furnishing to you any further Consideration described in this letter; provided that this right of return of such Consideration and the cessation of payment of further Consideration is without prejudice to the Released Parties' other rights hereunder, including any right to obtain an agreement and release of any and all claims against the Released Parties;

         (c) Release of Claims Under the Age Discrimination in Employment Act of 1967, as amended. The Claims released by you pursuant to this Section 4 also include any and all Claims arising under the Age Discrimination in Employment Act of 1967, as amended by the Older Workers' Benefit Protection Act of 1990 or otherwise (the "ADEA"). You acknowledge and agree that 25% of the cash value of the Consideration described in
         Section 1 above has been paid to you solely in order to effect a valid waiver of Claims under the ADEA;

         (d) Continued Confidentiality Obligation. You understand and agree that, in the course of your employment with the Company, you have acquired confidential information and trade secrets concerning personal, business, financial, technical and other information and material, including the Company's operations, processes, technology, contracts, advertiser and customer lists, future plans and methods of doing business, which are the property of the Company and which involve the Company and the Company's employees, which information you understand and agree would be extremely damaging to the Company if disclosed to a competitor or a third party. You understand and agree that such information has been divulged to you in confidence, and you agree to forever keep such information secret and confidential, and that you shall not communicate or disclose to any third party, or use for your own account, without prior written consent of the Company, any of the aforementioned information or material, except as required by law, unless and until such information or material becomes generally available to the public through no fault of yours. In view of the nature of your employment and the information and trade secrets which you have received during the course of your employment, you likewise agree that the Company would be irreparably harmed by any violation, or threatened violation, of the prohibited disclosure of trade secrets and that, therefore, the Company shall be entitled to an injunction prohibiting you from any violation or threatened violation of such disclosure restrictions;

         (e) Cooperation with the Company. You shall fully cooperate and assist the Company in any dispute in which the Company is involved and in which you may have been involved. Such cooperation and assistance shall be provided at a time and in a manner which is mutually agreeable to you and the Company, and shall include providing information, documents, etc., submitting to depositions, providing testimony and general cooperation to assist the Company in defending its position with reference to any matter. You will be reimbursed in accordance with the Company's expense reimbursement policy for any reasonable out-of-pocket expense you incur in fulfilling your obligations under this subparagraph; and

         (f) Non-Competition/Non Solicitation. You agree that during the Severance Period, you will not take any action that could reasonably be considered to materially harm the economic or other interest of the Company. Accordingly, during the Severance Period, you will not (i) directly or indirectly engage in any Competitive Business (as defined below), whether such engagement shall be as an employer, officer, director, owner, employee, partner or other participant, (ii) assist others in engaging in any Competitive Business in the manner described in the foregoing clause (i), or (iii) induce employees of the Company or its affiliates or subsidiaries to terminate their employment with the Company or such affiliate or subsidiary or engage in any Competitive Business. "Competitive Business" means and includes any business located in the United States of America that develops or produces any online channel the content of which is similar to any online channel produced or under active development by the Company during your employment. "Online" shall refer to any form or manner of electronic or digital communication or transmission of data, content or information including, without limitation, the Internet, World Wide Web, broadband, wireless, or Wi-Fi. Notwithstanding this provision, you shall be permitted to own securities of a public company not in excess of one percent (1%) of any class of such securities and such ownership shall not, by itself, violate the terms of this paragraph.

         You acknowledge that the foregoing obligation is not meant to prevent you from earning a living or fostering your career. It does intend however, to prevent any Competitive Business from gaining any unfair advantage from your knowledge of confidential information.

         5. Non-Admission of Liability. The Company is providing you with the benefits described in this letter solely to ease the impact of your separation from employment with the Company. The fact that the Company is offering these benefits to you should not be understood as an admission that the Company has violated your rights (or the rights of anyone else) in any manner whatsoever.

         6. Acknowledgments. By signing this letter below, you hereby acknowledge as follows:

         (a) Sufficiency of Consideration. The Consideration received by you in exchange for the release contained in Section 4 and the other promises contained in this letter, including the Company's promise to forego any rights it might have pursuant to the March 2003 Agreement, are greater in value than anything else to which you would be entitled from the Company if you did not execute this letter agreement, and the benefits described in this letter are being provided to you in place and stead of any separation benefits to which you might otherwise be entitled under any applicable policy, plan, and/or procedure of the Company or under any prior agreement between you and the Company including the March 2003 Agreement which is hereby superseded and made null and void except as otherwise expressly provided herein;

         (b) No Other Wages or Benefits Due. Except as described in this letter, you have been paid all wages and attendant benefits due you from the Company in consideration of the services you rendered while employed by the Company, including but not limited to vacation pay, sick or disability pay, overtime pay, holiday pay, expense reimbursement, bonuses, commissions, payments due you from the Company pursuant to any agreement or other contract to which you and/or the Company was a party, and any and all monetary or other benefits that are or were due you pursuant to policies of the Company in effect prior to the Separation Date.

         (c) Entire Agreement; Prior Agreements. This letter contains the entire agreement between yourself and the Company concerning your employment and the termination of your employment. In agreeing to the terms of this letter, you are not relying upon any written or oral promise or representation made to you by any employee or representative of the Company, other than the promises contained herein. This letter fully supersedes any and all prior agreements or understandings between you and the Company pertaining to the subject matter addressed in this letter, shall continue in full force and effect, and may not be amended, superseded, cancelled, or terminated other than in writing and unless the writing is signed both by you or your attorney and by the Company or its attorney or other designated representative; and

         (d) No Duress. You have not been forced or pressured in any manner whatsoever to sign this letter, and you have agreed to all of its terms voluntarily. You have read this letter in its entirety and have been given at least twenty-one (21) days to consider all of its terms. You have been advised to consult with an attorney and any other advisors of your choice prior to signing this letter. You fully understand that by signing below you are giving up any right which you may have to sue or bring any other Claims against the Company, including but not limited to the right to sue or bring any other Claims against the Company under the ADEA.

         7. Confidentiality of this Letter; Public Statements. You shall keep this letter and its terms and provisions strictly confidential, except that you may disclose the terms of this letter, on a need to know basis, to federal, state or local authorities, legal counsel and financial advisors, provided you instruct such persons that the information you have disclosed to them is to remain confidential. The parties have mutually agreed on a joint press release and internal Company announcement announcing your separation from the Company in the respective forms attached as Exhibit A hereto (the "Announcements"), each to be issued as soon as practicable after execution of this letter agreement by both parties. Except as expressly provided herein or to the extent required by law, legal process, regulation (including without limitation the rules and regulations of the Securities and Exchange Commission), court order or NASDAQ Stock Market rule or regulation (or any other stock exchange or quotation system on which the Company's securities are then publicly traded), after the Separation Date the parties expressly agree that they will not make, or cause to be made, any statements, observations or opinions, or communicate any information (whether oral of written) ("Statements") inconsistent with the Announcements and/or any required public disclosure pursuant to the foregoing proviso, as applicable, that references or refers to (a) the terms of your separation from the Company; (b) the existence of this agreement or (c) any Statements, including Statements to the press or media, that disparage or are likely in any way to harm the reputation of each other, which in the case of the Company shall include any of its respective former, present or future directors, officers, stockholders or employees and which shall include Statements likely to damage each other's business opportunities and reputations. In addition, you hereby agree that you will not speak, present, appear, sell, publish, initiate contact with the media, make any Statements or otherwise disclose any non-public information regarding the Company, your separation from the Company and/or any similar or related topic without the prior written consent of the Company; provided, however, that the foregoing clause shall not preclude you from speaking or writing publicly about your role as a co-founder of the Company or your accomplishments and experiences at the Company provided you do not violate any of the other restrictions or conditions contained in this letter agreement. Further, in the event you are contacted by a member of the media seeking information or comments regarding the Company, you agree that you will coordinate with the Company's public relations department and/or the Chief Executive Officer, in addition to any other restrictions or conditions included within this agreement, prior to responding; provided, however, that the foregoing clause shall not preclude you from responding to media inquiries about your role as a co-founder of the Company or your accomplishments and experiences at the Company provided you do not violate any of the other restrictions or conditions contained in this letter agreement. Notwithstanding the foregoing, you acknowledge and agree that the Company will be required to disclose the existence of this letter agreement and the terms thereof pursuant to the federal securities laws, including, without limitation, the rules and regulations promulgated by the Securities and Exchange Commission.

         8. Severability. The provisions of this letter are severable and as such, if any part of this letter is found to be unenforceable, the remaining parts shall remain valid and enforceable; provided, however, that if you are declared entitled to litigate any claims settled by the terms of this letter, then (as described in Section 4(b) above) you shall remit to the Company the Consideration paid pursuant to Section 1 (together with interest thereon) prior to and as a condition precedent to the commencement or continuation of any proceedings related to such claims.

         9. Successors and Assigns. This letter shall bind and inure to the benefit of the parties and their respective successors and assigns, legal representatives and heirs; provided, however, that you may not assign this Agreement or any of your rights or interest herein, in whole or in part, to any other person or entity without the prior written consent of the Company.

         10. Choice of Law; Arbitration; Venue. The validity, interpretation, construction and performance of this letter shall be governed by the laws of the State of New York. In the event any disputes, claims or controversies relating to or arising out of this agreement cannot timely be resolved by good faith negotiations between the parties, the parties hereby agree to refer any such dispute, claim or controversy, except that which involves a right to injunctive relief, to any nationally recognized arbitrator selected by the Company for settlement, which arbitration proceeding shall be kept strictly confidential. The arbitrator's decisions shall be final and binding upon the parties and judgment may be entered thereon in any court. All costs and expenses of any such arbitration proceeding shall be the responsibility of the losing party. Notwithstanding the foregoing, the parties acknowledge and agree that the Company will have no adequate remedy at law for any breach or alleged breach by you of Section 4(d)-(f) or Section 7 of this agreement and that the Company shall be entitled to injunctive relief, in addition to any other remedies available at law and/or hereunder, in connection with any breach or alleged breach by you of your obligations under Section 4(d)-(f) or Section 7 of this agreement. For the purposes of any suit, action or proceeding involving a right to injunctive relief, you hereby submit to the jurisdiction of all federal and state courts sitting in the State of New York, and you further agree that such courts shall have exclusive jurisdiction over any suit, action or proceeding involving a right to injunctive relief.

         11. Effective Date. The agreements described in this letter shall become effective on the day you sign and deliver this letter to the Company, except that your agreement to waive any Claims under the ADEA (as described in Section 4(c) above) shall not become effective until the 8th day following the date you sign this letter. You may revoke your agreement to waive such ADEA Claims within seven (7) days after you sign it by delivering written notice of revocation to me. In the event of such revocation, the total cash value of the Consideration described in Section 1 above shall be reduced by 25%, in accordance with Section 4(c). For purposes of calculating the date by which the Consideration described in Section 1(a) shall be paid, the "Effective Date" shall be the 8th day following your signature and delivery of this letter.

                                       iVILLAGE INC.




                                       By:  /s/ Steven A. Elkes
                                            -----------------------------------
                                            Name: Steven A. Elkes
                                            Title: Executive Vice President of
                                            Operations and Business Affairs

         By signing this letter agreement, I acknowledge that I have had the opportunity to review this agreement carefully with an attorney of my choice; that I have read this agreement and understand the terms of the agreement; and that I voluntarily agree to them.



/s/ Nancy Evans
--------------------------
Nancy Evans

EXHIBIT A

                                 [iVillage Logo]


NOT FOR IMMEDIATE RELEASE

                 iVillage Co-Founder and Editor-in-Chief Departs

NEW YORK - July XX, 2003 - iVillage Inc. (NasdaqSC: IVIL), a leading women's media company and the number one source for women's information online, today announced that Nancy Evans, iVillage Co-Founder and Editor-in-Chief, has resigned from iVillage and from the Company's Board of Directors.

Ms. Evans commented, "It's been a glorious eight years - defying the odds to create a platform of lasting consequence for women, working with the most wonderful colleagues on the planet and serving the millions of women who inspire and delight. But boy is it time to move on to do a few more things from what iVillage women call the 'forever' projects list."

Douglas W. McCormick, iVillage Chairman and CEO said, "From the very first day to the present, Nancy has been a tremendous asset to iVillage, her editorial sensibilities and talent helped to define the Internet for women. She has built an editorial staff that continues to produce award-winning content and that is the strongest it has ever been. We accept her decision and have the greatest gratitude and appreciation for the role she played here."

iVillage's editorial staff will assume Ms. Evans' responsibilities.

About iVillage Inc.
iVillage Inc. is a leading women's media company and the number one source for women's information online. iVillage operates the iVillage.com Web site, Women.com Networks, Inc. (operator of the Women.com Web site), iVillage Parenting Network, Inc., Public Affairs Group, Inc., Promotions.com, Inc., iVillage Consulting (formerly iVillage Solutions), and Knowledgeweb, Inc. (operator of the Astrology.com Web site). iVillage.com and Women.com are leading women's online destinations providing practical solutions and everyday support for women 18 and over. iVillage Parenting Network is a holding company for Lamaze Publishing Company, a publisher of advertiser supported educational materials for expectant and new parents, and iVillage Integrated Properties, Inc., the operator of The Newborn Channel, a satellite television network broadcast in over 1,050 hospitals nationwide, and the publisher of Baby Steps magazine. Public Affairs Group is comprised of three divisions: Business Women's Network, Diversity Best Practices and Best Practices in Corporate Communications, each offering extensive databases of pertinent information to subscribing companies and members. Promotions.com provides promotions and direct marketing programs that are integrated with customers' offline marketing initiatives.

iVillage.com is organized into channels and communities across multiple topics of high importance to women and offers interactive services, peer support, content and online access to experts and tailored shopping opportunities. The major content areas include Babies, Beauty, Diet & Fitness, Entertainment, Food, Health, Home & Garden, Horoscopes, Money, Parenting, Pets, Pregnancy, Quizzes, Relationships and Work. iVillage facilitates use across content areas by providing a similar look and feel within each area and across the network, resulting in a consistent and strongly branded Web site.

Established in 1995 and headquartered in New York City, iVillage Inc. (NasdaqSC:
IVIL) is recognized as an industry leader in developing innovative sponsorship and commerce relationships that match the desire of marketers to reach women with the needs of iVillage.com members for relevant information and services. Membership to iVillage.com is free and provides features such as personal homepages, message boards and other community tools.

Page views for the iVillage network of Web sites have grown to a monthly average of over 420 million for the quarter ended March 31, 2003. In May 2003, according to comScore Media Metrix, iVillage ranked 31st among the top 100 Web and Digital Media properties with nearly 15 million unique visitors in the United States and had an average reach of approximately 10% of the total online population. Also according to comScore Media Metrix, during this period visitors returned an average of nearly 2 times per month.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: iVillage Inc. has included in this press release certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 concerning iVillage's business, operations and financial condition. The words or phrases "can be", "expects", "may affect", "may depend", "believes", "estimate", "project" and similar words and phrases are intended to identify such forward-looking statements. Such forward-looking statements are subject to various known and unknown risks and uncertainties and iVillage cautions you that any forward-looking information provided by or on behalf of iVillage is not a guarantee of future performance. Actual results could differ materially from those anticipated in such forward-looking statements due to a number of factors, some of which are beyond iVillage's control, in addition to those discussed in iVillage's other press releases, public filings and statements by iVillage's management, including (i) the volatile and competitive nature of the media industry, (ii) changes in domestic and foreign economic, political and market conditions, (iii) the effect of federal, state and foreign regulation on iVillage's business, (iv) the impact of recent and future acquisitions and joint ventures on iVillage's business and financial condition, (v) iVillage's ability to establish and maintain relationships with advertisers, sponsors, and other third party providers and partners, and (vi) the impact of pending litigation on iVillage's business and financial condition. All such forward-looking statements are current only as of the date on which such statements were made. iVillage does not undertake any obligation to publicly update any forward-looking statement to reflect events or circumstances after the date on which any such statement is made or to reflect the occurrence of unanticipated events.

                                      # # #


CONTACT:

iVillage Inc.
Carl Fischer
212.600.6502
cfischer@mail.ivillage.com